Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Announces Pricing of $100 Million of 4.25% Senior

Convertible Notes due 2014

Coral Gables, FL (November 4, 2009) — MasTec, Inc. (NYSE: MTZ) announced today that it has entered into definitive purchase agreements with accredited investors who are also qualified institutional buyers for the purchase and sale of $100 million of 4.25% Senior Convertible Notes due 2014 (“Notes”).

The Notes are convertible into shares of the Company’s common stock at an initial conversion rate of 64.6162 shares of common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $15.48 per share of common stock, subject to adjustment in certain circumstances. The convertible notes will be guaranteed by the MasTec subsidiaries that guarantee MasTec’s existing senior notes due 2017 and existing senior convertible notes due 2014. The Notes will mature on December 15, 2014.

MasTec intends to use the net proceeds from the offering to fund its previously announced acquisition of Precision Pipeline LLC and Precision Transport Company, LLC and for general corporate purposes.

The Notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

This press release contains forward-looking statements relating to our business and our financing plans. Words such as “intends” or “planning” are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. There is no assurance that the above offering will be completed or completed as described above. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.